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                                                                   EXHIBIT 5.1



                                September 3, 1997



Quality Food, Inc.
300 Atlantic Street
Stamford, CT  06901

Gentlemen and Ladies:


     We have acted as counsel to Quality Food, Inc., a Delaware corporation
(the "Company"), in connection with (i) the proceedings for the authorization and issuance by the Company of up to 25,463,645 shares (the "Common Shares") of the Company's common stock, par value $.001 per share, pursuant to the terms of the Agreement and Plan of Merger dated as of August 21, 1997 (the "Merger Agreement") by and among the Company, Quality Food Centers, Inc., a Washington corporation ("QFC"), and QFC Sub, Inc., a Washington corporation, and (ii) the preparation and filing of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, which is being filed with the Securities and Exchange Commission (the "Commission") with respect to the Common Shares.


     We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

     Based upon the foregoing, we are of the opinion that upon the happening of the following events:

     (a) due action by the holders of common stock of QFC approving the Merger Agreement;

     (b) the filing of the Registration Statement and any amendments thereto and the declaration by the Commission of the effectiveness of the Registration Statement;

     (c) the satisfaction or waiver of all conditions precedent set forth in the Merger Agreement;


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     (d)  the completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states, where required;

     (e) the filing and acceptance by the Secretary of State of the State of Washington of the Articles of Merger with respect to the transactions contemplated by the Merger Agreement;

     (f) in the case of those shares reserved for issuance pursuant to QFC's various stock option, stock unit and stock purchase plans, the issuance and sale by QFC or the Company, as the case may be, of and payment, to the extent required, by the participants in such plans, in each case pursuant to the terms of the plans, for such shares; and


     (g) the due execution by the Company and registration by its registrar of the Common Shares, and the issuance of the Common Shares as contemplated by the Registration Statement and in accordance with the aforesaid shareholder and governmental authorizations, the Common Shares will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm in the Proxy Statement/Prospectus of the Registration Statement under the heading "Legal Opinion."

                                                  Very truly yours,


                                                  PERKINS COIE